Exhibit 10.1



                                 PROMISSORY NOTE

US $177,937                                                        July 29, 2005

      Subject to the terms and conditions of this Promissory Note (this "Note"), for value received, the undersigned ISI Merger Corp. ("Merger Sub"), a Delaware corporation with an address of 100 Eagle Rock Avenue, East Hanover, New Jersey 07936, hereby promises to pay to ADAM HOCK, an individual residing at 630 First Avenue, Apt. 35C, New York, New York 10016, and LARRY HOCK, an individual residing at 4210 West Beachway Drive, Tampa, Florida 33609 (collectively, the "Holder"), the principal amount of One Hundred Seventy Seven Thousand Nine Hundred Thirty Seven Dollars ($177,937) as provided herein.

      This Note is issued and delivered pursuant to the Agreement and Plan of Merger, dated as of July 28, 2005 (the "Merger Agreement"), by and among Conversion Services International, Inc. ("CSI"), Merger Sub, Integrated Strategies, Inc. ("ISI"), ISI Consulting, LLC ("LLC") and Holder. The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

      1. Principal Repayment. The payment of the principal of this Note is contingent upon the actual receipt by Merger Sub of collection receipts from the Acquired Accounts Receivable (as hereinafter defined), less any and all out-of-pocket expenses incurred by Merger Sub with respect to such collections. As used herein, "Acquired Accounts Receivable" shall mean the accounts receivable of ISI and LLC acquired by Merger Sub at the closing of the transactions contemplated by the Merger Agreement. The Holder shall not be paid on any Acquired Accounts Receivable due under this Note until $352,063 of the Acquired Accounts Receivable have been first collected by Merger Sub or CSI.

      2. Interest. This Note shall be non-interest bearing.

      3. Maturity. Provided that the condition set forth in Section 1 hereinabove is satisfied, the principal of this Note shall be due and payable by 5:00 PM Eastern Standard Time on the seventh (7th) business day following the day that Merger Sub actually receives a collection receipt from an Acquired Accounts Receivable (the "Payment Period"). In the event that the an Acquired Accounts Receivable is collected by Merger Sub and not paid as payment on this Note within the Payment Period, the Holder shall have the opportunity to claim a default for the amount due. Merger Sub shall have the opportunity to cure this default within three (3) business days of receipt of a default notice (the "Cure Period") from Holder and make the requisite payment in full. If payment in full has not been made to the Holder by the end of the Cure Period, the Holder shall receive a consent judgment for the Acquired Accounts Receivable collected by Merger Sub due. In the event that payment has been made during the Cure Period, there shall be no consent judgment for the Holder. In the event a consent judgment is received at any time, any subsequent judgment(s) received in accordance with the above payment terms shall be for the entire outstanding balance of this Note.

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      4. Payment. All payments with respect to this Note shall be made in lawful money of the United States of America at such place as the Holder hereof may reasonably designate in writing to Merger Sub.

      5. No Security. This Note is unsecured.

      6. Mutilated, Destroyed, Lost or Stolen Note. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, Merger Sub shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to Merger Sub. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to Merger Sub:
(a) evidence to its satisfaction of the destruction, loss or theft of such Note, and (b) such security or indemnity as may be reasonably required by Merger Sub to hold Merger Sub harmless.

      7. Assignment. The rights and obligations of Merger Sub and the Holder of this Note shall be binding upon, and inure to the benefit of, their permitted successors, assigns, heirs, administrators and transferees. Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of Merger Sub. Payment under this Note shall be made only to the registered holder of this Note.

      8. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Merger Sub and the Holder.

      9. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to Merger Sub or to the Holder at the addresses set forth herein below. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

                  If to Merger Sub, to:

                  ISI Merger Corp.
                  100 Eagle Rock Avenue
                  East Hanover, NJ 07936
                  Attention:  Scott Newman
                  Fax:  973-560-9500

                  with a copy to:

                  Ellenoff Grossman & Schole LLP
                  370 Lexington Avenue
                  New York, NY 10017
                  Attention:  Barry I. Grossman, Esq.
                  Fax:  212-370-7889

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                  If to Holder, to:

                  Mr. Adam Hock
                  630 First Avenue, Apt. 35C
                  New York, New York 10016
                  Fax:

                  Mr. Larry Hock
                  4210 West Beachway Drive
                  Tampa, Florida 33609
                  Fax:

                  With a copy to:

                  Foley & Lardner LLP
                  100 North Tampa Street, Suite 2700
                  Tampa, FL 33602
                  Attention:  Richard H. Agster, Esq.
                  Fax:  813-221-4210

      10. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding that body of law relating to conflicts of laws.

      11. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

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      IN WITNESS WHEREOF, Merger Sub has caused this Note to be issued in favor of Holder as of the date first above written.

                                      ISI MERGER CORP.

                                      By:       /s/ Scott Newman
                                           -------------------------------------
                                           Name:   Scott Newman
                                           Title:  President